UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2024

THERIVA BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-12584	13-3808303
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9605 Medical Center Drive, Suite 270

Rockville, Maryland 20850

(Address of principal executive offices and zip code)

(301) 417-4364

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SYN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

As previously announced, on August 15, 2024, the Board of Directors of Theriva Biologics, Inc., a Nevada corporation (the “Company”), approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.001 per share, at a ratio of one (1) share of common stock for every twenty-five (25) shares of common stock (the “Reverse Stock Split”). The Company filed a Certificate of Change (the “Certificate of Change”) with the Secretary of State of the State of Nevada to effectuate the Reverse Stock Split on August 22, 2024. The Reverse Stock Split was effective as of 12:01 a.m. (Eastern Time) on August 26, 2024 (the “Effective Time”) and the Company’s common stock began trading on the NYSE American on a post-split basis when the market opened on August 26, 2024.

Pursuant to the laws of the State of Nevada, the Company’s state of incorporation, the Company’s Board of Directors has the authority to effect a reverse stock split without shareholder approval if the number of authorized shares of common stock and the number of outstanding shares of common stock are proportionally reduced.

Split Adjustment; Treatment of Fractional Shares

As a result of the Reverse Stock Split, each twenty-five (25) shares of common stock outstanding will automatically combine into one (1) new share of common stock without any action on the part of the holders, and the number of outstanding shares common stock will be reduced from 25,131,230 shares to 1,005,249 shares (subject to rounding of fractional shares).

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by 25 will, in lieu of a fractional share, automatically be entitled to receive an additional fractional share of the Company’s common stock to round up to the next whole number. The Company will issue one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

NYSE American Compliance

The Reverse Stock Split was effected to meet the per share price requirements of the NYSE American, the Company’s current listing exchange.

Certificated and Non-Certificated Shares

The Company’s transfer agent, Equiniti Trust Company (“Equiniti”), is also acting as the exchange agent for the Reverse Stock Split, will send instructions to stockholders of record regarding the Reverse Stock Split . Stockholders who hold their shares in brokerage accounts or “street name” are not required to take action to effect the exchange of their share, as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts.

All book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock will be automatically adjusted. Those stockholders holding common stock in “street name” will receive instructions from their brokers.

Capitalization; Adjustment of Outstanding Securities

The Reverse Stock Split did not alter the par value of the Company’s common stock or modify any voting rights or other terms of the common stock.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the Company’s outstanding shares of preferred stock and stock options and warrants to purchase shares of common stock, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans will be reduced proportionately.

Trading Symbol; New CUSIP

After the Reverse Stock Split, the trading symbol for the Company’s common stock will continue to be “TOVX.” The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 87164U 508 .

Certificate of Change

The above description of the Certificate of Change and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Change, a copy of which is attached hereto as Exhibit 3.1, as filed with the Secretary of State of the State of Nevada on August 22, 2024 (effective as of August 26, 2024.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description
3.1	Certificate of Change filed with the Secretary of State of the State of Nevada on August 22, 2024 (effective as of August 26, 2024)

104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2024	THERIVA BIOLOGICS, INC.

	By:	/s/ Steven A. Shallcross
		Name:	Steven A. Shallcross
		Title:	Chief Executive Officer and Chief Financial Officer